UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fischer, Stephen L.
   901 Dove Street, Suite 230
   Newport Beach, CA  92660
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |895*               |D     |                           |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |400*               |I     |By Wife                    |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Warrant To Purchase |N/A     |N/A  |N/A |N|N/A N/A    |A,D|2/12/|2/12/|Common Stock|20,500*|$7.50**|20,500**    |D  |            |
Common Stock          |        |     |    |/|           |   |96   |01   |            |*      |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |N/A     |N/A  |N/A |N|N/A N/A    |A,D|5/5/9|4/14/|Common Stock|170**  |$37.50*|170**       |D  |            |
Common Stock          |        |     |    |/|           |   |7    |00   |            |       |*      |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 * On the close of business December 1, 1998, the Issuer effected a one-for-ten reverse stock split of its common stock, resulting in the Reporting Person's disposition of 8,055 shares of common stock held directly by Mr. Fischer and 3,600 shares of common stock held by Mr. Fischer's
wife..
 ** Warrant price and amount of underlying shares have been adjusted to reflect the December 1, 1998 one-for-ten reverse stock
split.
SIGNATURE OF REPORTING PERSON
 /s/Patrick J. Duncan, Atty-in-Fact for Stephen L. Fischer
DATE
  January 20, 1999